Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

Magellan Health Services to Acquire CDMI

Acquisition will enhance full-service pharmacy management capabilities

Avon, Conn. — April 01, 2014 — Magellan Health Services, Inc. (NASDAQ: MGLN) today announced that it has entered into an agreement to acquire CDMI, LLC, a privately-held company that provides a range of clinical consulting programs and negotiates and administers drug rebates for managed care organizations (MCO) and other customers. Headquartered in Newport, R.I., and founded in 2009 by experienced pharmacy executives, CDMI has established strong relationships with MCOs and drug manufacturers. CDMI works with over 30 health plans, and in 2013 had net revenues of approximately $43 million, primarily derived from rebate management.

This acquisition will enable Magellan to offer proven, best-in-class clinical programs and outreach services to help manage chronic conditions, such as asthma and diabetes, as well as provide offerings that address drug compliance and adherence. This suite of clinical programs can greatly enhance a health plan’s medical management and help ensure delivery of the highest quality services to their members. In addition, this acquisition will enhance Magellan Rx Management’s existing clinical specialty drug and medical management support capabilities, bringing additional customers, relationships and scale to this business. Furthermore, this acquisition will create opportunities for Magellan Rx Management to cross-sell its PBM capabilities into CDMI’s existing customer base and the MCO market.

Upon the closing of this acquisition, George Petrovas, co-founder and executive vice president of CDMI, will serve as president of CDMI, which will operate as part of Magellan Rx Management.

“CDMI’s customer-first culture and focus is a great match with our own, and this organization and its employees will be a natural fit with our company,” said Barry M. Smith, chairman and chief executive officer of Magellan Health Services. “With this acquisition, we are continuing to execute on our growth strategy for Magellan’s pharmacy business. CDMI has a proven track record of success. I’m pleased that George has agreed to join our organization, bringing with him decades of experience and expertise in the market and solid relationships with managed care organizations, pharmacy benefit managers and the pharmaceutical industry.”

“The clinical programs and services developed by CDMI directly address real issues being confronted by MCOs every day,” said Robert W. Field, chief executive officer of Magellan Rx Management. “Together with our industry-leading medical pharmacy management capabilities, these clinical services will help differentiate us in the market place, which we believe will lead to more rapid growth.”

“CDMI and Magellan Rx Management have similar cultures and a persistent focus on their customers. I’m pleased that we’ll be joining Magellan during this exciting period of growth,” said George Petrovas, co-founder and executive vice president of CDMI. “CDMI’s clinical products, services and relationships will supplement Magellan Rx Management’s suite of industry-leading pharmacy offerings and products as we work together to grow this business.”

The base purchase price is $205 million plus potential contingent payments up to a maximum aggregate amount of $165 million. The base purchase price includes $125 million to be paid in cash at closing, and $80 million to be reinvested in Magellan restricted common stock by the principal owners and certain key management of CDMI. The $80 million in Magellan restricted common stock will be subject to vesting over a 42-month period, and is conditional upon certain employment and performance targets. In addition to the base purchase price, there is a contingent payment of up to $65 million which will be paid depending upon CDMI’s performance relative to certain targets for 2015 rebate retention. In addition, there is a potential earn-out opportunity of up to $100 million, of which up to $65 million is dependent upon the number of CDMI customers that become full-service PBM customers during 2015 and 2016, and potential cash payments of up to $35 million based upon achievement of 2014 and 2015 gross profit performance targets. Closing of the transaction is expected in the second quarter of 2014 and is subject to the expiration of the Hart-Scott-Rodino Antitrust Act waiting period and other customary closing conditions.

About Magellan Health Services: Headquartered in Avon, Conn., Magellan Health Services Inc. is a healthcare management company that focuses on fast-growing, complex and high-cost areas of healthcare, with an emphasis on special population management. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve. Magellan’s customers include health plans, managed care organizations, insurance companies, employers, labor unions, various military and government agencies, third party administrators, and brokers. For more information, visit MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the expected completion of the acquisition of CDMI, enhancement of full-service pharmacy management capabilities, opportunities for cross selling of services and future growth. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the company by customers and/or providers; higher utilization of health care services by the company’s risk members; delays, higher costs or inability to implement new business or other company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014, and the company’s subsequent Quarterly Reports on Form 10-Q filed during 2014.

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